Exhibit 99.1

Kymera Therapeutics Announces First Quarter 2026 Financial Results and Provides a Business Update

KT-621 (STAT6) parallel Phase 2b trials, BROADEN2 in atopic dermatitis and BREADTH in asthma, ongoing with data expected by mid-2027 and late 2027, respectively

FDA granted Fast Track designation to KT-621 for the treatment of moderate to severe asthma, in addition to prior Fast Track designation for moderate to severe atopic dermatitis

KT-579 (IRF5) Phase 1 healthy volunteer trial ongoing, with data expected in 2H26

Gilead Sciences exercised its option to exclusively license KT-200, a first-in-class, oral CDK2 molecular glue degrader, generating a $45 million milestone, with IND planned in 2027

Well-capitalized with $1.55 billion in cash as of March 31, 2026, and runway into 2029

Company to hold video conference call and webcast today at 8:30 a.m. ET

Watertown, Mass. (April 30, 2026) – Kymera Therapeutics, Inc. (NASDAQ: KYMR), a clinical-stage biopharmaceutical company advancing a new class of oral small molecule degrader medicines for immunological diseases, today reported financial results for the first quarter ended March 31, 2026, and provided business highlights and updates on its pipeline.

“As we continue to advance KT-621 and KT-579 through clinical development, our focus remains on disciplined execution and delivering on multiple important milestones this year,” said Nello Mainolfi, PhD, Founder, President and CEO, Kymera Therapeutics. “We remain committed to translating our first-in-class science into better outcomes for patients. Our STAT6 and IRF5 oral degrader programs exemplify this mission, and the growing recognition of our work within the scientific and medical community further validates the potential of our approach. We are continuing to build on this foundation with the advancement of KT-200, our oral CDK2 molecular glue degrader partnered with Gilead, and through progress within our early-stage pipeline.”

Business Highlights, Recent Developments and Upcoming Milestones

STAT6 Degrader Program

KT-621 is an investigational, first-in-class, once daily, oral degrader of STAT6, the specific transcription factor responsible for IL-4/IL-13 signaling and the central driver of Type 2 inflammation. KT-621 is currently in Phase 2 clinical testing in atopic dermatitis (AD) and asthma. In the Phase 1 clinical study in AD patients, KT-621 demonstrated deep STAT6 degradation in blood and skin, robust reductions in disease-relevant Type 2 inflammatory biomarkers, meaningful improvements on clinical endpoints and patient-reported outcomes in AD and comorbid asthma and allergic rhinitis, and was well tolerated with a favorable safety profile. KT-621, the first STAT6-directed drug to enter clinical evaluation, has the potential to transform treatment for more than 140 million patients around the world suffering from Type 2 diseases such as AD, asthma, chronic obstructive pulmonary disease (COPD), eosinophilic esophagitis (EoE), chronic rhinosinusitis with nasal polyps (CRSwNP), chronic spontaneous urticaria (CSU), prurigo nodularis (PN), and bullous pemphigoid (BP), among others.

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In January 2026, the Company expanded the KT-621 BROADEN2 Phase 2b clinical trial to include adolescents, in addition to adults. BROADEN2 is a global, randomized, double-blind, placebo-controlled, dose-ranging study evaluating the efficacy, safety, and tolerability of three doses of KT-621 in approximately 200 patients, ages 12 to 75 with moderate to severe AD over 16 weeks. The primary endpoint is the percent change from baseline in Eczema Area and Severity Index (EASI) score at Week 16. Secondary endpoints will evaluate additional safety, efficacy, and quality-of-life measures. Recruitment is ongoing, with enrollment expected to be completed in 2026 and data reported by mid-2027.

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In January 2026, the Company commenced dosing in the BREADTH Phase 2b clinical trial, a global, randomized, double-blind, placebo-controlled, dose-ranging study evaluating the efficacy, safety and tolerability of three doses of KT-621 in approximately 264 adult patients with moderate to severe eosinophilic asthma over 12 weeks. The primary endpoint is the change from baseline in pre-bronchodilator forced expiratory volume in one second (FEV1). Secondary endpoints will evaluate a range of additional safety, efficacy, and quality of life measures. Recruitment is ongoing, with data expected to be reported in late 2027.

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In the first quarter of 2026, the Company completed the KT-621 six- to nine-month GLP chronic toxicology studies in rat and NHP and did not observe any adverse findings across all doses and concentrations tested, consistent with earlier toxicology studies.

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In March 2026, the Company presented positive results from the KT-621 BroADen Phase 1b AD clinical trial in a late-breaking oral presentation at the American Academy of Dermatology (AAD) Annual Meeting. The data demonstrated deep STAT6 degradation, reductions in Type 2 inflammatory biomarkers, encouraging clinical activity, and a favorable safety profile, supporting STAT6 degradation as a novel oral approach for Type 2 inflammatory diseases.

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In April 2026, the U.S. Food and Drug Administration granted Fast Track designation to KT-621 for the treatment of moderate to severe eosinophilic asthma.

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In May 2026, the Company will present on KT-621 at multiple medical meetings, including a late-breaking oral presentation at the Society of Investigative Dermatology (SID) Annual Meeting highlighting STAT6 degradation and modulation of Th2 gene transcripts in AD lesional skin. Additionally, the Company will have a featured oral presentation at the American Thoracic Society (ATS) Annual Meeting Respiratory Innovation Summit focused on the potential of KT-621 to transform treatment paradigms in respiratory care.

IRF5 Degrader Program

KT-579 is an investigational, first-in-class, oral degrader of IRF5, a genetically validated transcription factor and master regulator of immunity, and currently in Phase 1 testing. KT-579 has the potential to selectively block inflammation and restore immune regulation by inhibiting pro-inflammatory cytokines, Type I IFN, and autoantibody production while sparing normal cell function. In preclinical studies, KT-579 degraded IRF5 across multiple preclinical species and in all disease-relevant tissues. In preclinical models of lupus and rheumatoid arthritis (RA), KT-579 activity was equal to or more efficacious than small molecule inhibitors and biologics currently marketed or in the clinic. In preclinical safety studies, KT-579 did not show any adverse effects of any type at all doses tested. KT-579 has the potential to be the first novel mechanism with broad utility in diseases where effective and well tolerated oral therapies are needed, such as lupus, Sjögren's, inflammatory bowel disease (IBD), RA and others.

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In February 2026, after IND-clearance from the FDA, the Company commenced dosing in the first-in-human KT-579 Phase 1 clinical trial in healthy volunteers. The Phase 1 study is evaluating the safety, tolerability, pharmacokinetics and pharmacodynamics of single- and multiple-ascending doses of orally administered KT-579 compared to placebo. The key study aim is to show that KT-579 can robustly degrade IRF5 in blood at doses that are safe and well-tolerated. The functional impact of IRF5 degradation on the induction of Type I interferons, proinflammatory cytokines, and inflammatory pathway gene transcripts will also be assessed with whole blood ex vivo stimulation assays. The Company expects to report data from the trial in the second half of 2026.

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Building on KT-579’s preclinical profile, the Company plans to present new data further characterizing its activity across autoimmune disease models, including IBD at Digestive Disease Week (DDW) in May, as well as lupus at the European Alliance of Associations for Rheumatology (EULAR) Congress and the Federation of Clinical Immunology Societies (FOCIS) Annual Meeting, both in June.

Partnered Programs

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In April 2026, the Company announced that Gilead Sciences exercised its option to exclusively license KT-200, a first-in-class, oral CDK2 molecular glue degrader development candidate discovered and characterized by Kymera. As a result, Kymera achieved a $45 million milestone payment, expected to be received in the second quarter. KT-200 has the potential to deliver meaningful improvements in the standard of care for patients with breast cancer and other solid tumors. Gilead will progress the program into IND-enabling studies to support an IND filing in 2027.

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KT-485/SAR447971, a selective, potent, oral IRAK4 degrader being advanced in partnership with Sanofi, has the potential to offer a novel oral approach for a variety of chronic immuno-inflammatory diseases. The program has completed IND-enabling studies, with clinical entry expected in 2026.

Research

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Leveraging its unique target selection strategy, proven small molecule discovery capabilities, and deep development expertise, the Company expects to advance at least one new development candidate towards IND for a first-in-class, oral program in 2026.

Financial Results

Collaboration Revenues: Collaboration revenues were $34.4 million for the first quarter of 2026 compared to $22.1 million for the first quarter of 2025. Collaboration revenues recognized in the first quarter of 2026 were all attributable to the Company’s collaboration with Gilead Sciences. Collaboration revenues recognized in the first quarter of 2025 were all attributable to the Company’s collaboration with Sanofi.

Research and Development Expenses: Research and development expenses were $98.2 million for the first quarter of 2026 compared to $80.3 million for the first quarter of 2025. This increase was primarily due to increased expenses related to the investment in the Company’s STAT6 program, platform and discovery programs, as well as costs related to continued growth in the research and development organization. Stock based compensation expenses included in R&D were $8.6 million and $7.5 million for the first quarters of 2026 and 2025, respectively.

General and Administrative Expenses: General and administrative expenses were $20.4 million for the first quarter of 2026 compared to $16.3 million for the first quarter of 2025. The increase was primarily due to an increase in legal and professional service fees in support of the Company’s growth and an increase in personnel, facility, occupancy, and other expenses to support growth as a public company. Stock based compensation expenses included in G&A were $7.4 million and $6.7 million for the first quarters of 2026 and 2025, respectively.

Net Loss: Net loss was $69.2 million for the first quarter of 2026 compared to $65.6 million for the first quarter of 2025.

Cash and Cash Equivalents: As of March 31, 2026, Kymera had $1.55 billion in cash, cash equivalents and investments. Kymera expects that its cash balance will provide the Company with a cash runway into 2029 beyond multiple clinical inflection points in our pipeline.

Event Details

Kymera will host a video conference call today, April 30, 2026, at 8:30 a.m. ET. To join the call please use this link to register. A live webcast of the event will be available under News and Events in the Investors section of the Company’s website at www.kymeratx.com. A replay of the webcast will be archived and available following the event.

About Kymera Therapeutics
Kymera is a clinical-stage biotechnology company pioneering the field of targeted protein degradation (TPD) to develop medicines that address critical health problems and have the potential to dramatically improve patients’ lives. Kymera is deploying TPD to address disease targets and pathways inaccessible with conventional therapeutics. Having advanced the first degrader into the clinic for immunological diseases, Kymera is focused on building an industry-leading pipeline of oral small molecule degraders to provide a new generation of convenient, highly effective therapies for patients with these conditions. Founded in 2016, Kymera has been recognized as one of Boston’s top workplaces for the past several years. For more information about our science, pipeline and people, please visit www.kymeratx.com or follow us on X or LinkedIn.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including, without limitation, implied and express statements about our expectations regarding strategy, business plans and objectives on the development of our clinical and preclinical pipeline, including the therapeutic potential, clinical benefits and safety thereof, the effect of initial parallel development of Phase 2b studies in AD and asthma patients on acceleration of late parallel development across multiple indications, the KT-485/SAR447971 and KT-200 programs, and Kymera’s financial condition and expected cash runway into 2029. The words "may," "might," "will," "could," "would," "should," "expect," "plan," "anticipate," "intend," "believe," "expect," "estimate," "seek," "predict," "future," "project," "potential," "continue," "target," “upcoming” and similar words or expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any forward-looking statements in this press release are based on management's current expectations and beliefs and are subject to a number of risks, uncertainties and important factors that may cause actual events or results to differ materially from any forward-looking statements contained in this press release, including, without limitation, risks associated with: the risk that preclinical and clinical data, including the results from the Phase 1 trials of KT-621, are not predictive of, may be inconsistent with, or more favorable than, data generated from future or ongoing clinical trials of the same product candidate, uncertainties inherent in the initiation, timing and design of future clinical trials, the availability and timing of data from ongoing and future clinical trials and the results of such trials, the ability to successfully demonstrate the safety and efficacy of drug candidates, the timing and outcome of planned interactions with and submissions to regulatory authorities, the availability of funding sufficient for our operating expenses and capital expenditure requirements, the unexpected emergence of adverse events or other undesirable side effects during preclinical and clinical development, and other factors. These risks and uncertainties are described in greater detail in the section entitled "Risk Factors" in the most recent Quarterly Report on Form 10-Q and in subsequent filings with the SEC. In addition, any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date. We explicitly disclaim any obligation to update any forward-looking statements. No representations or warranties (expressed or implied) are made about the accuracy of any such forward-looking statements.

KYMERA THERAPEUTICS, INC.
Consolidated Balance Sheets
(In thousands, except share and per share amounts)
(Unaudited)

	March 31, 2026	December 31, 2025
Assets
Cash, cash equivalents and marketable securities	$ 1,545,653	$ 1,619,434
Property and equipment, net	41,617	43,175
Right-of-use assets, operating lease	41,736	42,351
Other assets	40,010	37,852
Total assets	$ 1,669,016	$ 1,742,812
Liabilities and Stockholders’ Equity
Deferred revenue	$ —	$ 34,365
Operating lease liabilities	77,617	78,975
Other liabilities	51,762	49,808
Total liabilities	129,379	163,148
Total stockholders’ equity	1,539,637	1,579,664
Total liabilities and stockholders’ equity	$ 1,669,016	$ 1,742,812

KYMERA THERAPEUTICS, INC.
Consolidated Statements of Operations
(In thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended March 31,
	2026	2025
Collaboration Revenue	$ 34,365	$ 22,100

Operating expenses:
Research and development	$ 98,162	$ 80,255
General and administrative	20,357	16,271
Total operating expenses	118,519	96,526
Loss from operations	(84,154)	(74,426)
Other income (expense):
Interest and other income	14,981	8,917
Interest and other expense	(61)	(72)
Total other income	14,920	8,845
Net loss attributable to common stockholders	$ (69,234)	$ (65,581)
Net loss per share attributable to common stockholders, basic and diluted	$ (0.71)	$ (0.82)
Weighted average common stocks outstanding, basic and diluted	97,534,269	80,146,531

Investor Contact:

Justine Koenigsberg

investors@kymeratx.com

857-285-5300

Media Contact:

Matthew Henson

mhenson@kymeratx.com

857-285-5300